CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights and Experts” in the Prospectus/Proxy Statement of the Huntington Funds relating to the reorganization of the Huntington New Economy Fund into the Huntington Mid Corp America Fund and to the incorporation by reference of our report dated February 24, 2012 with respect to the financial statements and financial highlights of the Huntington Funds in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

March 26, 2012